Exhibit 10.14
CONSULTING AGREEMENT
THIS CONSULTING AGREEMENT ("Consulting Agreement") is made and entered into this 14th day of October, 2019 by and between Intuitive Surgical, Inc. ("Company") and Sal Brogna ("Brogna"). In consideration of the mutual promises made herein, Brogna and Company agree as follows:
1. Engagement and Term. Contingent upon the parties' execution of a Separation Agreement and Release, Company shall engage Brogna, and Brogna shall accept the engagement with Company upon all of the terms and conditions described in this Consulting Agreement for the period beginning January 1, 2020 and ending on December 31, 2022 ("Term"), unless this engagement is terminated sooner as provided herein. For the avoidance of doubt, this Consulting Agreement shall have no effect unless and until the parties first execute a Separation Agreement and Release.
2. Scope of Services. Brogna hereby agrees to provide services at the Company's request in the capacity of a business consultant. This work is expected to involve any of a range of advisory and consultative services, including strategic and business planning and other specialized services.
3. Fees for Services. Brogna shall be compensated for his services as follows:
a. Brogna will be paid a fee in arrears on the last day of each calendar quarter in the amount of $500,000.00 every three months, beginning March 31, 2020 and ending December 31, 2022, for services rendered to the Company for the three month period then ending. In order to be eligible to receive the first and all subsequent fees, Brogna must remain in full compliance with that certain Proprietary Rights Agreement, between the Company and Brogna, dated March 7, 2017 (the "Proprietary Rights Agreement"), and Brogna hereby agrees to be bound by and not challenge the enforceability of any of its provisions during the term of this Consulting Agreement. Company is providing Brogna with a copy of the Proprietary Rights Agreement along with this Consulting Agreement. The payment schedule is set forth as follows:
(1) 3/31/20 - $500,000.00
(2) 6/30/20 - $500,000.00
(3) 9/30/20 - $500,000.00
(4) 12/31/20 - $500,000.00
(5) 3/31/21 - $500,000.00
(6) 6/30/21 - $500,000.00
(7) 9/30/21 - $500,000.00
(8) 12/31/21 - $500,000.00
(9) 3/31 /22 - $500,000.00
(10) 6/30/22 - $500,000.00
(11) 9/30/22 - $500,000.00
(12) 12/31/22- $500,000.00
If not terminated earlier in accordance with the termination provision below, the fee for the entire term of the consulting Agreement will be an aggregate of $6,000,000.00.
b. Payment to Brogna shall be reported by Company to federal, state and local taxing authorities and to Brogna annually on IRS Form 1099-MISC.
c. Company will provide no training, tools, equipment or other materials to Brogna.
4. Reimbursement of Expenses. Brogna will be reimbursed for such reasonable and necessary expenses incurred by him in performing services for the Company as are authorized in advance by the Company.
5. Independent Contractor Relationship.
a. Brogna shall provide competent, professional services in the required disciplines, using his own appropriate independent skill and judgment, and the manner and means that appear best suitable to him to perform the work. Company shall have no right or responsibility to, and shall not, require progress reports, set the order or sequence for performance of services, or set Brogna's hours or location of work.

b. The parties to this Consulting Agreement agree that the relationship established by this Consulting Agreement is that of an independent contractor. Brogna acknowledges and agrees that he is not an employee of Company and is not entitled to (and hereby waives) any benefits provided or rights guaranteed by Company, or by operation of law, to its employees, including but not limited to group insurance, liability insurance, disability insurance, paid vacations, sick leave or other leave, retirement plans, health plans, and the like.
c. It is understood and agreed that, as Brogna is an independent contractor, the Company will make no deductions from fees paid to Brogna for any federal, state or local income or payroll taxes, and Company has no obligation to provide workers' compensation coverage for Brogna.
d. It shall be Brogna's responsibility to provide his own workers' compensation and to make income tax, FICA, FUTA or other payments required by law (and to provide Company with suitable evidence of the same whenever requested). In the event of any claims brought or threatened by any party against the Company relating to the status, acts or omissions of Brogna, Brogna agrees to cooperate in all reasonable respects, including to support the assertions of the independent contractor employment status made in this Consulting Agreement.
e. Brogna may provide services for others and through other companies that will not conflict with any of Brogna's obligations under the Proprietary Rights Agreement and do not present a conflict of interest with the services Brogna provides to Company. For purposes of this Consulting Agreement, "conflict of interest" shall mean the provision of any services to a competitor of the Company. "Competitor" as used in this Consulting Agreement shall mean any business which directly competes, or plans to compete, with the Company in any of the following areas: manufacture of robotic assisted surgery, manufacture of robotic assisted catheter control, or manufacture of augmented reality surgery. For the avoidance of doubt, engaging in a conflict of interest shall constitute a material breach of this Agreement and shall excuse the Company's payment of fees for services that have not already been made. If the Company believes Consultant is providing services to a Competitor, it will promptly provide written notice to Consultant of such, and Consultant will have 10 calendar days to cure a potential breach of the obligations set forth above. If Consultant fails to cure such potential breach within 10 days of receiving written notice from the Company, Company may cease making payments pursuant to this Agreement as set forth above and this Agreement will terminate pursuant to section 6(c) below.
6. Termination.
a. Brogna's services under this Consulting Agreement will terminate at the end of the Term and any renewals or extensions thereof.
b. Brogna may terminate this Consulting Agreement before the end of the Term, for any or no reason, by giving not less than six (6) months' prior written notice to Company.
c. Company may terminate this Consulting Agreement only upon Brogna's material breach of any of the provisions of this Consulting Agreement or the Proprietary Rights Agreement. Company shall provide Brogna with ten (10) days' written notice to cure any material breach. If Brogna fails to cure any material breach within ten (10) calendar days, this Consulting Agreement will automatically terminate.
7. Confidentiality. Brogna acknowledges and agrees that he must continue to meet his ongoing obligations to Company regarding Confidential Information under the Proprietary Rights Agreement signed by him on March 7, 2017, during and after the term of this Agreement.
8. Choice of Law. This Consulting Agreement shall be construed in accordance with and governed by the laws of the State of California, regardless of where Brogna's services are performed. Venue for any litigation arising under this Consulting Agreement shall be in the California Superior Court, Santa Clara County, California, or the federal District Court for the Northern District of California.
9. Interpretation. This Consulting Agreement shall be interpreted in accordance with the plain meaning of its terms and not strictly for or against either party. Any waiver of a breach of this Consulting Agreement shall not constitute a waiver of any other breach of the same or any other term or condition of this Consulting Agreement.
10. Entire Agreement. This Consulting Agreement and the Proprietary Rights Agreement signed by Employee on March 7, 2017 embody the complete agreement and understanding of the parties relating to Brogna's rendering of professional consulting services to Company commencing January 1, 2020, and supersedes any and all other prior or contemporaneous oral or written agreements between the parties hereto with respect to such professional consulting services and contains all of the covenants and agreements of any kind whatsoever between the parties with respect to such professional consulting services. Each party acknowledges that no representations, inducements, promises or agreements, whether oral or written, express or implied, have been made by either party or anyone acting on behalf of either party, that are not incorporated herein and that no other agreement or promise not contained herein shall be valid or binding.

11. Modification. This Consulting Agreement may be amended only by an agreement in writing signed by the parties hereto.
12. Invalidity. Should any provision of this Consulting Agreement be held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall be unaffected and shall continue in full force and effect, and said invalid, void or unenforeceable provision shall be deemed not to be part of this Consulting Agreement.
13. Notices. Any notice provided for in this Consulting Agreement shall be in writing and shall be personally delivered, mailed first class mail (postage prepaid) or sent by facsimile, email with delivery receipt requested, or overnight delivery service to the recipient at the following address (or at such address as the recipient party has specified by prior written notice to the sending party):
To Company: Debbie Lauber
Sr. Director, Global Employment Law & Employee Relations
Intuitive Surgical, Inc.
1020 Kifer Rd
Sunnyvale, CA 94086-5304 USA
To Brogna: ## ###### ###, ### #####, ## #####
Each party shall be responsible for keeping such party's address current. Notices shall be deemed to have been given hereunder when delivered personally, three days after deposit in the U.S. mail, on the date of delivery by facsimile or email, and/or one day after deposit with an overnight delivery service.
14. No Employment Created. The parties agree that nothing expressed or implied in this Consulting Agreement shall be deemed or construed by the parties hereto, or by any third person, to create the relationship of employee and employer or of any other association between Brogna and Company other than that of consultant/independent contractor.
15. Voluntary Agreement. Brogna and Company represent and agree that each has reviewed all aspects of this Consulting Agreement, each has carefully read and fully understands all provisions of this Consulting Agreement, and each is voluntarily entering into this Consulting Agreement. Each party represents and agree that such party has had the opportunity to review any and all aspects of this Consulting Agreement with the legal, tax or other advisor or advisors of such party's choice before signing this Consulting Agreement.
16. Successors and Assigns. It is agreed that the rights and obligations of the parties may not be delegated or assigned except as specifically set forth in this Consulting Agreement or mutually agreed in writing by the parties.

IN WITNESS WHEREOF, the parties hereto have executed this Consulting Agreement as of the day, month and year set forth above.

Intuitive Surgical, Inc.
/S/ SAL BROGNA	By: /S/ GARY S. GUTHART
Sal Brogna	Gary S. Guthart
President and Chief Executive Officer